Exhibit 99.1

Smith Micro Announces Preliminary Revenue Results for its

Third Quarter of Fiscal Year 2016

ALISO VIEJO, CA – October 13, 2016 – Smith Micro Software (NASDAQ: SMSI) today announced preliminary revenue results for its fiscal third quarter ended, September 30, 2016. Preliminary revenue for the quarter is expected to be approximately $6.5 million, which is below the company’s previously announced guidance of revenue in the range of $7.9 million to $8.4 million.

Revenue during the quarter was significantly impacted by several large deals that were not closed as expected. We still expect to close these deals in subsequent quarters. The company will provide more details on its upcoming earnings conference call scheduled for October 26, 2016.

About Smith Micro

Smith Micro develops software to simplify and enhance the mobile experience, providing solutions to some of the leading wireless service providers, device manufacturers, and enterprise businesses around the world. From optimizing wireless networks to uncovering customer experience insights, and from streamlining Wi-Fi access to ensuring family safety, our solutions enrich today’s connected lifestyles while creating new opportunities to engage consumers via smartphones. Our portfolio also includes a wide range of products for creating, sharing, and monetizing rich content, such as visual messaging, video streaming, and 2D/3D graphics applications. For more information, visit smithmicro.com (NASDAQ: SMSI)

Safe Harbor Statement:

This release may contain forward-looking statements that involve risks and uncertainties including, without limitation, forward-looking statements relating to the company’s financial prospects and projections, the company’s ability to increase its business, and the anticipated timing and financial performance of new products. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are new and changing technologies, customer acceptance of those technologies, fluctuations or cancellations in orders from customers, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those presented in any forward-looking statements. Smith Micro assumes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc.

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Smith Micro Software, Inc.

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